EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
            Quarter Ended September 28, 1997 and September 29, 1996

(Thousands of Dollars and Shares Except Per Share Data)



                                           1997                1996(a)
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $ 77,400    77,400    70,469    70,469
Interest and amortization on 6%
 convertible notes, net of taxes           -     1,433         -     1,440
                                     -------   -------   -------   -------
Net earnings applicable to
 common shares                      $ 77,400    78,833    70,469    71,909
                                     =======   =======   =======   =======
Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                            127,441   127,441   130,255   130,255
  Actual exercise of stock
   options and warrants                  145       145        52        52
  Assumed exercise of stock
   options and warrants                2,564     2,564     1,643     2,027
  Actual conversion of 6%
   convertible notes                       7         7         -         -
  Assumed conversion of 6%
   convertible notes                       -     7,616         -     7,667
  Purchase of common stock              (670)     (670)     (831)     (831)
                                     -------   -------   -------   -------
  Total                              129,487   137,103   131,119   139,170
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .60       .57       .54       .52
                                     =======   =======   =======   =======

(a) Adjusted to reflect the three-for-two stock split paid March 21, 1997.
(b) Computation to arrive at the average number is a weighted average computation.